                                   EXHIBIT 11

                 NANOPIERCE TECHNOLOGIES, INC. AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE
                                   (Unaudited)

                                    Three Months Ended
                                       September 30,
                                -------------------------
                                    2003         2002
                                ------------  -----------
Net loss                        $  (454,864)  (1,018,725)
                                ============  ===========

Weighted average number of
  common shares outstanding      62,404,043   57,643,545

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options and warrants                    -            -
                                ------------  -----------
                                 62,404,043   57,643,545
                                ============  ===========

Net loss per share,
  basic and diluted             $      (.01)        (.02)
                                ============  ===========


Stock options, warrants and convertible preferred stock are not considered in the calculations for those periods with net losses as the impact of the potential common shares (approximately 17,097,710 at September 30, 2003 and 10,927,661 shares at September 30, 2002) would be to decrease net loss per share.


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